EXHIBIT 99.1

Ariba Reports Results For Fourth Quarter and End of Fiscal Year 2003

Ariba Reaches Profitability in September Quarter 2003

SUNNYVALE, Calif., October 22, 2003 — Ariba, Inc. (Nasdaq: ARBA), the leading provider of Enterprise Spend Management (ESM) solutions, today announced results for the fourth quarter and fiscal year ended September 30, 2003.

Quarterly Results

Revenues for the fourth quarter of fiscal 2003 were $59.1 million. Software license revenues for the quarter were $23.6 million, a 2 percent increase from software license revenues of $23.2 million for the fourth quarter of fiscal 2002. Maintenance and service revenues were $35.6 million, remaining relatively flat from maintenance and service revenues of $35.7 million for the fourth quarter of fiscal 2002. Net income for the fourth quarter of fiscal 2003 was $7.4 million resulting in earnings of $0.03 per share. Net loss for the fourth quarter of fiscal 2002 was $133.3 million resulting in a loss of $0.51 per share. Net loss for the fourth quarter of fiscal 2002 included charges of $141.3 million for amortization of goodwill and other intangible assets.

Fiscal Year Results

Revenues for fiscal year 2003 were $236.7 million. Software license revenues for the year were $103.1 million, a 5 percent increase from software license revenues of $98.4 million for fiscal year 2002. Maintenance and service revenues were $133.6 million, a 2 percent increase from maintenance and service revenues of $131.4 million for fiscal year 2002. Net loss for fiscal 2003 was $106.3 million resulting in a loss of $0.40 per share. Net loss for fiscal 2002 was $638.7 million resulting in a loss of $2.47 per share.

Net loss for fiscal 2003 included charges of $117.5 million for amortization of other intangible assets and $5.4 million for restructuring and lease abandonment costs. Net loss for fiscal 2002 included charges of $565.8 million for amortization of goodwill and other intangible assets and $62.6 million for restructuring and lease abandonment costs.

“I am very pleased with the results for both the quarter and the fiscal year. In the midst of a very challenging market we posted year over year growth in revenues, and recorded a profit in our last fiscal quarter,” said Bob Calderoni, president and CEO, Ariba, Inc. “This reflects the dedication and many accomplishments of our employees and the ongoing value customers see in our Enterprise Spend Management solutions.”

Ariba Adds New Name Customers

Ariba added several new customers in the fourth quarter, including Cummins Inc., which selected the full Ariba Spend Management solution set. Gateway, Inc. invested in Ariba® Spend Management to assist with a company-wide initiative to reduce expenses, and Pittsburgh Plate and Glass selected Ariba Analysis. United KFPW, a business services firm in Australia, selected Ariba® Buyer™, Ariba® Contracts™ and Ariba® Invoice™.

Existing Customers Continue to Build Their Spend Management Footprint

Existing customers which expanded their Ariba Spend Management investment with the purchase of additional solutions last quarter include AIG, an Ariba Buyer customer, which added remaining key Ariba solutions to develop a closed-loop spend management initiative. General Dynamics expanded its Ariba® Enterprise Sourcing™ usage and added Ariba® Category Management™ and Ariba® Analysis™, and Educate, Inc., a leader in K-12 education, chose Ariba Buyer and Ariba® Travel and Expense™. Amtrak and Sony Music are examples of customers that added solutions to complement their existing Ariba Buyer platform.

In EMEA, Airbus expanded its Ariba Enterprise Sourcing commitment, and British Airways added Ariba Analysis, Ariba Enterprise Sourcing, Ariba Category Management, and Ariba Contracts to its existing Ariba Buyer platform. Telefonica, a leading telecommunications company in Spain and Latin America, expanded its use of Ariba Enterprise Sourcing, and added Ariba Contracts and Ariba Invoice, and SAMBA, (Saudi American Bank), added Ariba Invoice to broaden its spend management platform.

Product Momentum

Ariba Buyer and Ariba Enterprise Sourcing remain the key entry points for customers commencing an Enterprise Spend Management initiative. Ariba Enterprise Sourcing continues to drive significant business; attracting new customers, while existing sourcing customers expand their use of the solution. Additionally, Ariba’s newest products have gained significant momentum among new and existing customers. Ariba Category Management — introduced less than a year ago — is a unique and powerful application to source deeper and wider categories of spend, and has quickly attracted many new customers.

Conference Call Information

Ariba will hold a conference call today at 2:00 p.m. PDT to discuss the quarterly results. To join the call, please dial (800) 891-2713 or (706) 634-5558. There will also be a live web broadcast available on the investor relations section of the company’s website at www.ariba.com or at www.vcall.com. A replay of this call will be available approximately 8:00 p.m. EDT today through October 30, 2003 by dialing (800) 642-1687 or (706) 645-9291 and entering ID #: 3227563.

About Ariba, Inc.

Ariba, Inc. is the leading Enterprise Spend Management (ESM) solutions provider. Ariba helps companies develop and leverage spend management as a core competency to drive significant bottom line results. Ariba Spend Management software and services allow companies to align their organizations with a spend-centric focus and deploy closed-loop processes for increased efficiencies and sustainable savings. Ariba representatives can be contacted at (650) 390-1000 or through the company’s website at www.ariba.com.

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Ariba and the Ariba logo are registered trademarks of Ariba, Inc. Ariba Spend Management, Ariba Analysis, Ariba Buyer, Ariba Category Management, Ariba Contracts, Ariba Travel & Expense, Ariba Workforce, Ariba Invoice, Ariba eForms, Ariba Enterprise Sourcing, Ariba Supplier Performance Management, Ariba Supplier Network, BPM Services, Power Sourcing, Total Spend Capture and PO-Flip are trademarks or service marks of Ariba, Inc.

Ariba Safe Harbor

Safe Harbor Statement under the Private Securities Litigation Reform Act 1995: Information and announcements in this release involve Ariba’s expectations, beliefs, hopes, plans, intentions or strategies regarding the future and are forward-looking statements that involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Ariba as of the date of the release, and we assume no obligation to update any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to Ariba’s operating and financial results to differ materially from its current expectations include, but are not limited to: delays in development or shipment of new versions of Ariba’s products and services; lack of market acceptance of Ariba’s existing or future products or services; inability to continue to develop competitive new products and services on a timely basis; introduction of new products or services by major competitors; the ability to attract and retain qualified employees; difficulties in assimilating acquired companies; the impact of recent workforce reductions on Ariba’s operations; lengthening sales cycles and the deferrals of anticipated orders; declining economic conditions, including a recession; inability to control costs; changes in the company’s pricing or compensation policies; inability to successfully manage a reduction in the company’s workforce; significant fluctuations in our stock price; the outcome of legal proceedings relating to the restatement of our financial statements; the possibility that stockholders or regulatory authorities may initiate additional proceedings against Ariba and/or our officers and directors as a result of the restatements; and the level of professional fees and expenses incurred by Ariba in connection with its previously disclosed accounting review and associated regulatory and litigation proceedings. Factors and risks associated with its business, including a number of the factors and risks described above, are discussed in Ariba’s Form 10-K filed April 10, 2003 and in its Form 10-Q filed August 11, 2003.

Investor Contact:	John Ederer, (650) 390-2742 or jederer@ariba.com
Media Contact:	Louise Runkle, (650) 390-4204 or lrunkle@ariba.com

— Financial Tables to Follow —

ARIBA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	September 30, 2003	September 30, 2002
ASSETS
Cash and cash equivalents	$70,819	$86,935
Short-term investments	56,323	70,346
Restricted cash	1,123	800
Accounts receivable, net	8,669	7,984
Prepaid expenses and other current assets	10,747	15,590

Total current assets	147,681	181,655
Property and equipment, net	21,767	29,168
Long-term investments	78,329	87,970
Restricted cash, net of current portion	28,579	29,482
Other assets	1,741	2,428
Goodwill, net	181,033	176,451
Other intangible assets, net	—	117,464

Total assets	$459,130	$624,618

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$10,767	$15,187
Accrued compensation and related liabilities	26,674	30,411
Accrued liabilities	35,518	39,029
Restructuring costs	13,764	18,716
Deferred revenue	57,470	52,459
Other current liabilities	—	106

Total current liabilities	144,193	155,908
Restructuring costs, net of current portion	34,112	43,353
Deferred revenue, net of current portion	43,954	99,302

Total liabilities	222,259	298,563

Minority interests	20,019	15,027
Stockholders’ equity:
Common stock	540	531
Additional paid-in capital	4,500,974	4,494,012
Deferred stock-based compensation	(314)	(4,507)
Accumulated other comprehensive income	2,856	1,864
Accumulated deficit	(4,287,204)	(4,180,872)

Total stockholders’ equity	216,852	311,028

Total liabilities and stockholders’ equity	$459,130	$624,618

ARIBA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Year Ended September 30,
	2003	2002	2003	2002(1)
Revenues:
License	$23,580	$23,227	$103,066	$98,440
Maintenance and service	35,552	35,650	133,632	131,363

Total revenues	59,132	58,877	236,698	229,803

Cost of revenues (2)	12,403	15,083	54,008	53,931

Gross profit	46,729	43,794	182,690	175,872

Operating expenses:
Sales and marketing	20,044	14,069	80,364	80,950
Research and development	12,881	15,788	53,836	64,365
General and administrative	6,625	5,260	36,203	31,751
Amortization of goodwill and other intangible assets (2)	—	139,586	113,464	559,046
Business partner warrants	—	—	—	5,562
Stock – based compensation	325	2,988	2,161	14,767
Restructuring and lease abandonment costs	—	—	5,350	62,609

Total operating expenses	39,875	177,691	291,378	819,050

Income (loss) from operations	6,854	(133,897)	(108,688)	(643,178)
Other income, net	1,218	668	5,729	7,013

Net income (loss) before income taxes	8,072	(133,229)	(102,959)	(636,165)
Provision (benefit) for income taxes	(419)	(211)	(92)	2,784
Minority interest in net income / loss of consolidated subsidiaries	1,126	249	3,460	(286)

Net income (loss)	$7,365	$(133,267)	$(106,327)	$(638,663)

Net income (loss) per share – basic	$0.03	$(0.51)	$(0.40)	$(2.47)

Weighted average shares used in computing net income (loss) per share – basic	268,834	261,709	266,284	259,042

Net income (loss) per share – diluted	$0.03	$(0.51)	$(0.40)	$(2.47)

Weighted average shares used in computing net income (loss) per share – diluted	275,674	261,709	266,284	259,042

(1)	Ariba’s condensed consolidated statements of operations for the quarters ended December 31, 2001, March 31, 2002 and June 30, 2002 have been restated as discussed in our Securities and Exchange Commission (“SEC”) filings, including our annual report on Form 10-K for the year ended September 30, 2002 as filed on April 10, 2003.

(2)	Amortization of acquired core technology was reclassified from amortization of goodwill and other intangible assets to cost of revenues totaling zero and $1.7 million for the quarters ended September 30, 2003 and 2002, respectively and $4.0 million and $6.7 million for the years ended September 30, 2003 and 2002, respectively.